Exhibit 99.1

Spirit MTA REIT Announces Milestones in Its Strategic Plan

-Files Preliminary Proxy Statement in Connection with Proposed Sale of Assets for $2.4 Billion-

-Announces Amounts Recovered from Shopko for Term Loan and Expected Proceeds From Sale of Academy Sports Distribution Center-

-Date and Time of Special Meeting of Shareholders to be Included in Final Proxy Statement-

Dallas, TX, July 15, 2019 — Spirit MTA REIT (NYSE: SMTA) (“SMTA” or the “Company”) announced today that the Company has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) related to its agreement to sell its Owned Properties held in the Company’s Master Trust 2014 (the “Trust”) and three assets presently owned by Spirit Realty Capital, Inc. to Hospitality Properties Trust (“HPT”) (NASDAQ: HPT) for $2.4 billion in total cash consideration, subject to certain adjustments, as previously announced on June 3, 2019 (the “Sale”). The closing of the transaction is subject to customary conditions, including the receipt of the approval of SMTA shareholders.

“We continue to execute on our accelerated strategic plan to maximize shareholder value, as we work to complete our transaction with HPT and generate incremental proceeds from the sale of additional assets owned outside the Master Trust and the recovery of amounts owed to us under the Shopko Term Loan with the ultimate goal of winding down our operations in an efficient and expeditious manner,” stated Ricardo Rodriguez, President and Chief Executive Officer of SMTA.

The preliminary proxy statement is now available on the Investor Relations section of SMTA’s website, as well as www.sec.gov. After receiving clearance from the SEC, the Company will file a definitive proxy statement, which will be sent to all SMTA shareholders. The definitive proxy statement will contain the date and time for the Special Meeting of Shareholders to vote on the Sale, as well as a Plan of Voluntary Liquidation.

SMTA also announced that, through July 12, 2019, the Company has recovered approximately $24 million on the Shopko B-1 Term Loan (the “Term Loan”). While there can be no assurances that the Company will recover all remaining amounts due under the Term Loan, the Company intends to continue to pursue all of its rights and remedies in connection with Shopko’s bankruptcy proceedings.

After a comprehensive marketing effort undertaken since January 2019, the Company also entered into a purchase agreement for the sale of its distribution center, owned by a subsidiary of the Company, Spirit AS Katy TX, LP, and leased to Academy Sports + Outdoors, for a gross purchase price of $94.0 million. The net proceeds to be received by SMTA from the sale, after accounting for transaction and loan assignment and assumption expenses, is approximately $10.0 million. In addition to the satisfaction of ordinary course real estate transaction conditions, the closing of the sale is contingent upon obtaining lender’s approval for buyer’s assumption of the outstanding CMBS debt encumbering the property, and release of SMTA and its subsidiary from all further obligations under the loan.

ABOUT SPIRIT MTA REIT

Spirit MTA REIT (NYSE: SMTA) is a net-lease REIT headquartered in Dallas, Texas. SMTA owns one of the largest, most diversified and seasoned commercial real estate backed master funding vehicles. SMTA is managed by a wholly-owned subsidiary of Spirit Realty Capital, Inc. (NYSE: SRC), one of the largest publicly traded triple net-lease REITs.

As of March 31, 2019, our diversified portfolio was comprised of 796 properties, including properties securing mortgage loans made by the Company. Our Owned Properties, with an aggregate gross leasable area of approximately 13.9 million square feet, are leased to approximately 203 tenants across 43 states and 24 industries. More information about Spirit MTA REIT can be found on the investor relations page of the Company’s website at www.spiritmastertrust.com.

Investor Contact:

Spirit MTA REIT

(972) 476-1409

smtainvestorrelations@spiritrealty.com

Additional Information about the Proposed Transaction and Where to Find It

This communication relates to the proposed sale of assets to Hospitality Properties Trust by Spirit MTA REIT and a proposed plan of voluntary liquidation of Spirit MTA REIT may be deemed to be solicitation material in respect thereof. On July 15, 2019, in connection with the proposed transaction and proposed plan of voluntary liquidation, Spirit MTA REIT has filed a preliminary proxy statement and will file a definitive proxy statement with the Securities and Exchange Commission (the “SEC”), as well as other relevant materials. This communication is not a substitute for the preliminary or definitive proxy statement or for any other document that Spirit MTA REIT has filed or may file with the SEC or send to Spirit MTA REIT’s shareholders in connection with the proposed transaction and proposed plan of voluntary liquidation. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF SPIRIT MTA REIT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE PLAN OF VOLUNTARY LIQUIDATION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the preliminary and definitive proxy statements and other documents filed by Spirit MTA REIT with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by Spirit MTA REIT with the SEC will also be available free of charge on the investor relations page of Spirit MTA REIT’s website at www.spiritmastertrust.com. Spirit MTA REIT and its trustees and its executive officer may be considered participants in the solicitation of proxies from Spirit MTA REIT’s shareholders with respect to the proposed transaction and proposed plan of voluntary liquidation under the rules of the SEC. Information about the trustees and the executive officer of Spirit MTA REIT is set forth in the preliminary proxy statement filed with the SEC on July 15, 2019..

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” “approximately,” “anticipate,” “may,” “should,” “seek” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions of management. These forward-looking statements are subject to known and unknown risks and uncertainties that you should not rely on as predictions of future events. Forward-looking statements depend on assumptions, data and/or methods which may be incorrect or imprecise and we may not be able to realize them. The following risks and uncertainties, among others, could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to: industry and economic conditions; Spirit MTA REIT’s ability or our counterparties’ ability to satisfy the conditions to closing, including obtaining required third party consents, and complete the proposed transactions; Spirit MTA REIT’s dependence on its external manager, a subsidiary of Spirit Realty Capital, Inc., to conduct its business and achieve its investment objectives; unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities; general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of Spirit MTA REIT’s properties, potential illiquidity of Spirit MTA REIT’s remaining real estate investments, condemnations, and potential damage from natural disasters); the financial performance of Spirit MTA REIT’s tenants; the impact of any financial, accounting, legal or regulatory issues or litigation that may affect SMTA or its major tenants; volatility and uncertainty in the financial markets, including potential fluctuations in the consumer price index; risks associated with its failure or unwillingness to maintain Spirit MTA REIT’s status as a REIT under the Internal Revenue Code of 1986, as amended, and other additional risks discussed in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and the preliminary proxy statement filed by Spirit MTA REIT with the SEC on July 15, 2019. SMTA expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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